CCN: 0000017134-01

FIRST AMENDMENT TO

INVESTMENT SUBADVISORY AGREEMENT

This Amendment made as of ____, 2018, (Effective Date) to the Investment Subadvisory Agreement made as of the 16th day of October 2012 between USAA ASSET MANAGEMENT COMPANY, a corporation organized under the laws of the State of Delaware and having its principle place of business in San Antonio, Texas (AMCO) and BRANDES INVESTMENT PARTNERS, L.P., a limited partnership organized under the laws of the state of Delaware and having its principle place of business in San Diego, California, (Subadviser).

AMCO and Subadviser agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

1.SCHEDULE B. Schedule B of the Agreement is deleted in its entirety and replaced with the Schedule B attached hereto.

2.MISCELLANEOUS. This Amendment may be executed in any number of counte1paiis, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the paiiies hereto.

3.EFFECT OF AMENDMENT. All other tenns and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all exhibits thereto shall mean and be a reference to the Agreement as amended by this Amendment. The parties agree that the Exhibits to the Agreement, as amended by this Amendment, form a part ofthe Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement.

m WITNESS WHEREOF, this Amendment has been duly executed by authorized representatives of the parties hereto.

USAA ASSET MANAGEMENT COMPANY BRANDES INVESTMENT PARTNERS, L.P.

By: --------------- By: --------------

Name: -------------- Name: -------------

Title: --------------- Title: --------------

Date: --------------- Date: ______________

Confidential - USAA Information

CCN: 0000017134-01
SCHEDULEB
FEES

Fund		Account Rate per annum of the average
daily net assets of the Fund Account
Emerging Markets Fund	•	First $3 00 Million - 60 basis points
	•	Over $300 Million - 55 basis points

*Subadvisor agrees to review the applicable fees once the total relationship is greater than $600 million.

Confidential - USAA Information